Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 5, 2019

Board of Directors

GolfSuites 1, Inc. (f/k/a KGEM Golf Midwest, Inc.)

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated November 16, 2018, with respect to the balance sheet of GolfSuites 1, Inc. (f/k/a KGEM Golf Midwest, Inc.) as of November 10, 2018 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the period from October 25, 2018 (inception) to November 10, 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, Colorado